March 26, 2015.

Melissa Raminpour

Branch Chief

United States Securities and Exchange Comission

Washington, D.C. 20549, United States

                Re:         BrasilAgro - Brazilian Agricultural Real Estate Company

                               Form 20-F for the Fiscal Year Ended June 30, 2014

                               Filed October 31, 2014

                               File No. 001-35723

Dear Ms. Melissa Raminpour:

                According to the phone call conversation had between Ms. Ana Paula Ribeiro, Investors Relations Manager of BrasilAgro, and Ms. Heather Clark earlier this week, we hereby kindly request the extension, until April 07, 2015, of the term to respond the Comment Letter dated March 17,2015 relating to the Form 20-F filing referenced above.

                                                                              Sincerely yours,

                                                                              Julio César de Toledo Piza Neto

                                                                              Chief Executive Officer and Investors Relations Officer

                                                                              BrasilAgro - Brazilian Agricultural Real Estate Company